EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this registration statement (Form S-3) and related Prospectus of Idera Pharmaceuticals, Inc. for the registration of the resale of up to 2,000,000 shares of common stock of Idera Pharmaceuticals, Inc. issuable upon exercise of warrants and to the incorporation by reference therein of our report dated March 11, 2013, with respect to the financial statements of Idera Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Boston, Massachusetts	/s/ Ernst & Young LLP
June 27, 2013